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                                                                    Exhibit 10.1
                               [Cray Letterhead]
May 16, 2005

Dear Brian,

As Chief Executive Officer of Cray Inc., I am pleased to offer you employment with Cray as Executive Vice President and Chief Financial Officer. In your position you will report directly to me. As the senior financial officer in the company you will have responsibility for all accounting, financial reporting, tax and risk management tasks at Cray and be expected to work with other senior managers to take those steps necessary to return Cray to leadership. Peter Ungaro and I are certain that you are the right person to work as one of the top executives in the company to move Cray to the next level. There is little doubt that you'll make a valuable contribution to the Company's future success.

Your base salary will be $325,000. In addition, you will participate in the annual executive bonus plans as approved from time to time by the Board of Directors. Your target bonus will be 50%. Under the executive bonus plan, the actual bonus can vary from no bonus to 100% of your base. While this bonus is generally dependent upon corporate performance established by the Board and senior management, and you will participate in the establishment of goals for future periods, for 2005 50% of your targeted bonus (or $81,250) will be based on our accomplishing the following: a significant cost restructuring, rebuilding of the financial team and receipt of a clean Sarbanes opinion for 2005 filed with the Form 10-K.

In addition, we will pay you a sign-on bonus within 30 days after employment of $200,000. If you decide to leave Cray before 12 months, you will have to return a ratable portion of the sign-on bonus to Cray. That is, one-twelfth of the bonus is freed from any repayment obligation after each month of employment.

When you become an employee you will receive an option to purchase 500,000 shares of the Company's common stock. The exercise price will be the closing price of Cray shares on the first day of employment and the option will become exercisable as follows:

      -     125,000 shares 90 days after employment;
      -     125,000 shares 150 days after employment; and
      -     the balance on December 31, 2005.

Obviously, we all hope that the Company prospers, that the Company's stock reflects that success, and that the option shares become a valuable investment for you. In the future you will be considered for additional equity-based or other long-term compensation in a manner consistent with other Cray senior executives.

We have previously provided you a copy of the Cray Executive Severance Policy. Concurrently with your joining the company. If terminated other than for cause under this plan you will be provided severance of one year's base pay at that time plus your targeted bonus. Cray also has a policy covering change of control which provides for severance and option acceleration in the event of termination under those circumstances which you shall have the benefit of on terms consistent with the President.

Cray provides a variety of benefits including health and dental care, life insurance, a Section 125 Flexible Spending Plan, a 401 (k) Plan, a stock purchase plan, as well as paid holidays and sick leave. Your benefits will be the same as those of other Cray senior management, including me and the President. As an officer, your vacation will not have a limit and will not be accrued.

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We consider the terms of this offer to be confidential except, of course, as required to be disclosed. Employment would commence on May 23, 2005.

I'm sure that you know how excited we are about the chance to work with you and while there clearly is a lot of work ahead, there should also be a lot of success and fun. To indicate your acceptance of this offer, please sign and return one copy of this letter to my confidential fax number, 206-701-2256.

Sincerely,

/s/ James E. Rottsolk

James E. Rottsolk
Chairman and Chief Executive Officer

Accepted By: ___/s/ Brian C. Henry ________, this  16th day of May, 2005
                       Brian C. Henry